Exhibit 5.1
               [THE SANFORD HOLSHOUSER LAW FIRM, PLLC LETTERHEAD]


                                  June 3, 1999


PARACELSIAN, Inc.
222 Langmuir Laboratories
Cornell Technology Park
Itacha, New York 14850

         Re:     7,809,422 Shares of Common Stock of Paracelsian, Inc.
                 -----------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to PARACELSIAN, Inc., a Delaware corporation (the "Company"), in connection with the registration of 7,809,422 shares of common stock (the "Common Stock"), as described in the Company's Registration Statement on Form S-3 (the "Registration Statement"), to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In connection with the issuance and sale of the Common Stock , we have examined and are familiar with the Articles of Incorporation and By-Laws of the Company, both as amended to date, the records of the corporate proceedings of the Company, and such other documents and records we have deemed relevant for purposes of rendering this opinion. It is our opinion that the Common Stock is validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                                   Sincerely,


                                   /s/ THE SANFORD HOLSHOUSER LAW FIRM
                                   ---------------------------------------------
                                       The Sanford Holshouser Law Firm